Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS THIRD QUARTER EPS OF $.43

— Institutional trust and custody fees increase 12%, investment management fees increase 8%,

operating expenses remain well-controlled —

PITTSBURGH, Oct. 19, 2004 - Mellon Financial Corporation (NYSE:MEL) today reported net income from continuing operations of $181 million or 43 cents per share in the third quarter of 2004. This compares to net income from continuing operations of $153 million, or 36 cents per share in the third quarter of 2003, and $176 million, or 42 cents per share, in the second quarter of 2004.

“In the third quarter, aggressive expense management helped to offset a difficult operating environment. New business won during the third quarter and a continued focus on expense management should position us well for any improvements in the operating environment. The third quarter results, compared to the prior quarter, reflect the seasonality in revenues associated with a number of our businesses, together with weaker economic conditions as reflected by declines in equity market levels and capital markets activity, softness in discretionary corporate spending and a flatter-than-anticipated yield curve.

“Through the first nine months of 2004 Mellon’s Asset Management and Corporate & Institutional businesses have demonstrated pre-tax earnings growth on an operating basis of 10 percent, and the Corporation has generated a return on equity in excess of 20 percent,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation.

Third Quarter Highlights (comparisons are with the third quarter of 2003, unless noted otherwise).

•	Total fee revenue in the third quarter of 2004 increased 3 percent to $930 million and represented 89 percent of fee and net interest revenue. The increase was primarily driven by higher investment management fees ($28 million), higher institutional trust and custody fees ($13 million) and higher equity investment revenue ($20 million).

•	Assets under management increased 7 percent and totaled $670 billion at Sept. 30, 2004 compared with Sept. 30, 2003, but declined from $679 billion at June 30, 2004 due to money market outflows and market depreciation. Assets under administration or custody increased 18 percent to a record level of $3.088 trillion at Sept. 30, 2004.

•	Investment management fee revenue in the third quarter of 2004 was $376 million, an increase of 8 percent. The increase in investment management fees reflects improved equity markets, new business generation, higher performance fees and the favorable impact of foreign exchange rates.

•	Institutional trust and custody fee revenue in the third quarter of 2004 increased 12 percent to $127 million. The increase reflects the benefit of new business and improved market conditions.

Mellon Reports Earnings

Oct. 19, 2004

•	Total operating expenses in the third quarter of 2004 were $789 million, a decrease of 5 percent. Excluding the $50 million charge in the third quarter of 2003, primarily related to streamlining the organizational structure of the Human Resources & Investor Solutions (HR&IS) sector, expenses increased by less than 1 percent. Compared to the second quarter of 2004 and excluding the $24 million space consolidation charge in London, total operating expenses declined by $15 million or 2 percent.

•	The headcount for the Corporation was 20,000 at the end of the third quarter of 2004, compared to 21,300 at the end of the third quarter of 2003 and 20,300 at the end of the second quarter of 2004.

•	The tax rate for the third quarter of 2004 was approximately 28 percent and the tax rate for the full year 2004 is expected to be approximately 31 percent.

•	The tangible shareholders’ equity ratio was 6.28 percent at Sept. 30, 2004.

•	Return on common shareholders’ equity was 18.9 percent for the third quarter of 2004.

•	The Corporation repurchased 1.3 million shares of common stock during the third quarter. Share repurchases in the first nine months of 2004 totaled 7.4 million common shares.

The Corporation also declared a quarterly common stock dividend of 18 cents per share. This cash dividend is payable on Monday, Nov. 15, 2004, to shareholders of record at the close of business on Friday, Oct. 29, 2004.

The results from the third quarter of 2003 included a $50 million pre-tax charge, with $47 million in the HR&IS sector and $3 million in the Other Activity sector, which reduced earnings from continuing operations by approximately 7 cents per share.

The results from the second quarter of 2004 included a $24 million pre-tax charge related to vacating 10 leased locations in London and moving into the Corporation’s new European Headquarters. This charge reduced earnings per share by approximately 4 cents.

All information in this earnings release is reported on a continuing operations basis. See page 4 for summary financial data for comparable periods. Throughout this earnings release, certain measures, which are noted, exclude the $24 million London space consolidation charge recorded in the second quarter of 2004, other items totaling a positive $74 million recorded in the first quarter of 2004, as well as the $50 million charge recorded in the third quarter of 2003. The Corporation believes these measures are useful in analyzing the financial results and trends of ongoing operations, facilitate the comparisons with other financial institutions and are the basis on which the Corporation’s management internally evaluates performance. See pages 20 and 21 for a reconciliation of reported results presented in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted non-GAAP results, which exclude these items. In addition, certain amounts are presented on a fully taxable equivalent (FTE) basis. The Corporation believes that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry standards. The adjustment to an FTE basis has no impact on net income.

Mellon Reports Earnings

Oct. 19, 2004

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has more than $3.7 trillion in assets under management, administration or custody, including $670 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 2:30 p.m. EDT on Tuesday, Oct. 19, 2004. This conference call and webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (888) 466-9857 (U.S.) or (847) 619-6150 (international), or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 2 p.m. EDT on Oct. 19. Replays of the conference call and webcast will be available beginning Oct. 19 at approximately 5 p.m. EDT until Tuesday, Nov. 2, 2004 at 5 p.m. EST by dialing (888) 895-5637 (U.S.) or (402) 220-3731 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, expected tax rate and the intention to exit certain small non-strategic businesses. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, levels of tax-free income as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of Oct. 19, 2004, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after Oct. 19, 2004 or to reflect the occurrence of unanticipated events.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings

Oct. 19, 2004

SUMMARY DATA

Mellon Financial Corporation

	Quarter ended			Nine months ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003

Continuing operations (a)(b):
Diluted earnings per share	$.43	$.42	$.36	$1.42	$1.14
Income from continuing operations	$181	$176	$153	$601	$492
Return on equity	18.9%	18.9%	17.3%	21.2%	18.8%
Net income (c):
Diluted earnings per share	$.43	$.42	$.42	$1.42	$1.20
Net income	$183	$176	$181	$604	$517
Return on equity	19.0%	18.9%	20.4%	21.3%	19.8%
Noninterest revenue	$930	$970	$921	$2,971	$2,640
Net interest revenue	110	119	132	343	449

Total revenue	$1,040	$1,089	$1,053	$3,314	$3,089
Pre-tax operating margin (FTE) (a)	25%	25%	22%	27%	24%
Average common shares and equivalents outstanding:
Basic	419,136	419,015	426,183	419,937	426,856
Diluted	423,114	423,795	431,335	424,733	431,316

Average balances

Money market investments	$3,310	$2,703	$3,066	$3,001	$2,984
Trading account securities	229	268	693	284	755
Securities	11,780	11,647	10,882	11,481	11,423

Total money market investments and securities	15,319	14,618	14,641	14,766	15,162
Loans	7,047	7,491	7,425	7,341	7,848

Total interest-earning assets	22,366	22,109	22,066	22,107	23,010
Total assets	33,447	33,377	33,449	33,349	34,340
Deposits	20,295	19,776	19,185	19,768	19,868
Total shareholders’ equity	3,822	3,753	3,519	3,782	3,495

(a)	Second quarter 2004 results include the $24 million pre-tax, or $.04 per share, charge related to vacating 10 leased locations in London and moving into the Corporation’s new European Headquarters. The first nine months of 2004 results also include the gain from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank and the charge associated with a writedown of small non-strategic businesses that the Corporation intends to exit. The combination of these items, which totaled $74 million pre-tax, added $.12 per share to the first quarter 2004 results. Third quarter 2003 results include the $50 million pre-tax, or $.07 per share, charge primarily recorded in the HR&IS sector. See pages 20 and 21 for a reconciliation of reported results presented in accordance with GAAP, to adjusted non-GAAP results, which exclude these items.

(b)	Continuing operations results for the first nine months of 2003 exclude the cumulative effect of a change in accounting principle recorded in the first quarter of 2003.

(c)	Net income amounts include results of discontinued operations.

Note: Throughout this earnings release, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Returns are annualized.

Mellon Reports Earnings

Oct. 19, 2004

Noninterest Revenue

	Quarter ended			Nine months ended
(dollar amounts in millions, unless otherwise noted)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003

Trust and investment fee revenue:
Investment management	$376	$385	$348	$1,166	$1,000
Human resources & investor solutions	221	233	229	687	714
Institutional trust and custody	127	133	114	393	339
Securities lending revenue	16	24	16	58	53

Total trust and investment fee revenue	740	775	707	2,304	2,106
Cash management revenue	77	79	83	234	226
Foreign exchange trading revenue	37	50	42	144	108
Financing-related revenue	32	30	30	97	100
Equity investment revenue	23	9	3	130	(12)
Other revenue	21	19	38	54	62

Total fee and other revenue	930	962	903	2,963	2,590
Gains on sales of securities	—	8	18	8	50

Total noninterest revenue	$930	$970	$921	$2,971	$2,640

Fee revenue as a percentage of fee and net interest revenue (FTE)	89%	89%	87%	89%	85%
Market value of assets under management at period-end (in billions)	$670	$679	$625
Market value of assets under administration or custody at period-end (in billions)	$3,088	$2,968	$2,611

Note: For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue (including equity investment revenue) less gains on the sales of securities.

S&P 500 Index	Quarter ended			Sept. 30, 2004 compared with
	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003	June 30, 2004		Sept. 30, 2003
				Index	Percentage	Index	Percentage

Period-end	1115	1141	996	(26)	(2.3)%	119	11.9%
Daily average	1104	1123	1000	(19)	(1.7)%	104	10.3%

Fee revenue

Fee revenue of $930 million in the third quarter of 2004 increased $27 million, or 3%, from $903 million in the third quarter of 2003, primarily due to increases in trust and investment fee revenue, equity investment revenue and the favorable translation impact of the weaker U.S. dollar on non-U.S. revenues. The effect of foreign exchange rates accounted for approximately $8 million of the increase in fee revenue in the third quarter of 2004 compared with the third quarter of 2003, and is primarily reflected in trust and investment fee revenue.

Fee revenue in the third quarter of 2004 decreased $32 million, or 3% (unannualized), compared to the second quarter of 2004 due to a $35 million decrease in trust and investment fee revenue and lower foreign exchange trading revenue partially offset by higher equity investment revenue. Out-of-pocket expense reimbursements, primarily recorded as trust and investment fee revenue, totaled $22 million in the third quarter 2004 compared with $25 million in the second quarter 2004 and $22 million in the third quarter 2003. Client reimbursable out-of-pocket expenses are recorded as operating expenses, as also discussed on page 12.

Mellon Reports Earnings

Oct. 19, 2004

Investment management fee revenue

Investment management revenue in the third quarter of 2004 increased $28 million, or 8%, compared with the third quarter of 2003 and decreased $9 million, or 2% (unannualized), compared with the second quarter 2004. The increase compared with the third quarter of 2003 resulted from improved equity markets, net inflows and the effect of foreign exchange rates. The decrease compared with the second quarter of 2004 resulted from a $6 million decrease in performance fees, weaker equity markets and net money market mutual fund outflows.

Investment management fee revenue – by business sector	Quarter ended			Nine months ended
(in millions)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003

Institutional Asset Management
Institutional clients	$ 95	$ 95	$ 79	$ 284	$ 225
Performance fees	11	17	8	67	15
Mutual funds	43	42	34	124	93
Private clients	11	10	9	32	26

Total	160	164	130	507	359
Mutual Funds
Mutual funds	125	129	133	383	395
Private clients	6	5	4	16	11
Institutional clients	3	3	3	10	10

Total	134	137	140	409	416
Private Wealth Management
Private clients	73	75	69	222	199
Mutual funds	1	—	—	1	—

Total	74	75	69	223	199
Human Resources & Investor Solutions Mutual funds (a)	8	9	9	27	26

Total investment management fee revenue	$376	$385	$348	$1,166	$1,000

(a)	Earned from mutual fund investments in employee benefit plans administered in this sector.

Changes in market value of assets under management (in billions)	Third quarter 2004	Sept. 30, 2003 to Sept. 30, 2004

Market value of assets under management at beginning of period	$679	$625
Net inflows (outflows):
Long-term	2	16
Money market	(14)	(6)

Total net inflows (outflows)	(12)	10
Net market appreciation (depreciation) (a)	(3)	33
Acquisitions/divestitures	6	2

Market value of assets under management at end of period (b)	$670	$670

(a)	Also includes the effect of changes in foreign exchange rates.

(b)	Preliminary.

As shown in the following table, the market value of assets under management was $670 billion at Sept. 30, 2004, a $45 billion, or 7%, increase from $625 billion at Sept. 30, 2003, and a $9 billion, or 1%, decrease from $679 billion at June 30, 2004.

Mellon Reports Earnings

Oct. 19, 2004

Market value of assets under management at period-end
(in billions)	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003

Mutual funds	$191	$199	$200	$197	$196
Institutional	419	421	421	403	375
Private client	60	59	58	57	54

Total market value of assets under management	$670	$679	$679	$657	$625
S&P 500 Index - period-end	1115	1141	1126	1112	996
S&P 500 Index - daily average	1104	1123	1133	1056	1000

Composition of assets under management at period-end
	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003

Equity funds	37%	36%	36%	36%	34%
Money market funds	21	22	24	25	27
Fixed-income funds	21	21	20	20	21
Securities lending cash collateral	12	12	11	10	10
Overlay and alternative investments	9	9	9	9	8

Total	100%	100%	100%	100%	100%

The largest category of investment management fees is from mutual funds. Managed mutual fund fees are based on the daily average net assets of each fund and totaled $177 million in the third quarter of 2004, an increase of $1 million, or 1%, compared with the third quarter of 2003 and a decrease of $3 million, or 1% (unannualized), compared with the second quarter of 2004. The increase compared with the third quarter of 2003 primarily resulted from the positive effect of improved equity markets which more than offset the effect of a lower average level of managed money market and fixed-income funds. The decrease compared with the second quarter of 2004 primarily resulted from a lower average level of money market funds and weaker equity markets.

Managed mutual funds fee revenue (a)	Quarter ended			Nine months ended
(in millions)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003

Equity funds	$ 77	$ 79	$ 61	$230	$167
Money market funds	55	59	68	172	209
Fixed-income funds	32	31	38	97	112
Nonproprietary	13	11	9	36	26

Total managed mutual funds	$177	$180	$176	$535	$514

(a)	Net of mutual fund fees waived and fund expense reimbursements of $11 million, $11 million, $10 million, $32 million and $30 million, respectively.

Average assets of proprietary mutual funds	Quarter ended
(in billions)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003

Equity funds	$ 50	$ 51	$ 40
Money market funds	91	96	110
Fixed-income funds	23	23	26

Total average proprietary mutual fund assets managed	$164	$170	$176

Mellon Reports Earnings

Oct. 19, 2004

Human resources & investor solutions (HR&IS) fee revenue

HR&IS fee revenue generated from consulting, outsourcing and investor services totaled $221 million in the third quarter of 2004, a decrease of $8 million, or 3%, from the third quarter of 2003 and a decrease of $12 million, or 5% (unannualized), from the second quarter of 2004. The decrease compared with the third quarter of 2003 primarily resulted from lower consulting revenue. The decrease compared with the second quarter of 2004 primarily resulted from lower investor solutions fees due in part to seasonal factors as well as lower out-of-pocket expense reimbursements, partially offset by slightly higher outsourcing and consulting fees.

Institutional trust and custody revenue

Institutional trust and custody fees are dependent on a number of factors, including the level of assets administered and under custody, the volume of transactions in the accounts, and the types and frequency of ancillary services provided, such as performance analytics. Institutional trust and custody revenue increased $13 million, or 12%, in the third quarter of 2004 compared with the third quarter of 2003 and decreased $6 million, or 5% (unannualized), compared to the second quarter of 2004. The increase compared with the third quarter of 2003 primarily resulted from net new business and improved market conditions. The decrease compared with the second quarter of 2004 primarily resulted from lower transaction volumes.

As shown in the following table, assets under administration or custody totaled $3.088 trillion at Sept. 30, 2004, an increase of $477 billion, or 18%, compared with $2.611 trillion at Sept. 30, 2003 and an increase of $120 billion, or 4% (unannualized), compared with $2.968 trillion at June 30, 2004. The increase compared with the prior-year period resulted from net new business and market appreciation, while the increase from June 30, 2004 resulted in part from higher asset levels in the Corporation’s joint ventures.

Market value of assets under administration or custody at period-end
(in billions)	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003

Market value of assets under administration or custody (a)	$3,088	$2,968	$2,944	$2,845	$2,611
S&P 500 Index - period-end	1115	1141	1126	1112	996

(a)	Includes assets under administration or custody by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce, of $459 billion, $428 billion, $442 billion, $439 billion, and $390 billion, respectively, and by ABN AMRO Mellon Global Securities Services B.V., a joint venture between the Corporation and ABN AMRO, of $363 billion, $320 billion, $312 billion, $299 billion, and $272 billion, respectively.

Securities lending revenue

Securities lending revenue totaled $16 million in the third quarter of 2004, unchanged from $16 million in the third quarter of 2003 as the positive impact from higher volumes was offset by narrower margins in the rising interest rate environment. Securities lending revenue decreased $8 million, compared with $24 million in the second quarter of 2004, primarily resulting from lower international volumes and margins due to seasonality, as well as narrower domestic margins. The average level of securities on loan totaled $88 billion in the third quarter of 2004 compared with $66 billion in the third quarter of 2003 and $90 billion in the second quarter of 2004.

Cash management revenue

Cash management fee revenue of $77 million in the third quarter of 2004 decreased $6 million compared with the third quarter of 2003 and $2 million compared with the second quarter of 2004. The decreases compared with the prior periods were due, in part, to lower processing volumes. The increase in cash management revenue in the first nine months of 2004 compared with the first nine months of 2003 resulted from the mid-July 2003 change in the manner in which the Department of the Treasury, a major cash management customer, is paying for

Mellon Reports Earnings

Oct. 19, 2004

certain cash management and merchant card services, as discussed on pages 10 and 11. This revenue, which was recorded as cash management fee revenue ($20 million) and other revenue ($10 million), for a total of $30 million in the first half of 2004, previously would have been recorded as net interest revenue because it was paid via compensating balance earnings.

Foreign exchange trading revenue

Foreign exchange trading revenue totaled $37 million in the third quarter of 2004, a $5 million, or 11%, decrease compared with the third quarter of 2003 and a $13 million, or 25% (unannualized), decrease compared with the second quarter of 2004. Both decreases resulted from reduced customer flows and lower levels of market volatility.

Financing-related revenue

Financing-related revenue primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on securitizations, loan sales and lease residuals; and returns from corporate-owned life insurance. Financing-related revenue totaled $32 million in the third quarter of 2004, an increase of $2 million compared with both the third quarter of 2003 and the second quarter of 2004. The increase compared with the third quarter of 2003 resulted from writedowns on lease residuals recorded in the prior-year period, while the increase compared with the second quarter of 2004 primarily resulted from higher death benefits on corporate-owned life insurance.

Equity investment revenue

Equity investment revenue includes realized and unrealized gains and losses on venture capital and non-venture capital investments and totaled $23 million in the third quarter of 2004 compared with $3 million in the third quarter 2003 and $9 million in the second quarter of 2004. The increases reflect higher net gains from venture capital activities of $22 million in the third quarter of 2004, compared with $2 million in the third quarter of 2003 and $8 million in the second quarter of 2004. Venture capital gains in the third quarter of 2004 resulted from net realized gains in both the indirect and direct portfolios.

Other revenue

Other revenue totaled $21 million in the third quarter of 2004, compared with $38 million in the third quarter of 2003 and $19 million in the second quarter of 2004. The decrease compared with the prior year period primarily resulted from lower trading results and lower merchant card revenue.

Year-to-date 2004 compared with year-to-date 2003

Fee revenue for the first nine months of 2004 totaled $2.963 billion, an increase of $373 million, or 14%, from $2.590 billion in the first nine months of 2003. Excluding the $93 million gain from the sale of a portion of the Shinsei Bank non-venture capital indirect investment, fee revenue increased 11% compared with the first nine months of 2003, primarily due to increases in trust and investment fee revenue, equity investment revenue, foreign exchange trading revenue and the favorable translation impact of the weaker U.S. dollar on non-U.S. revenues. At Sept. 30, 2004, the Corporation’s remaining book value of the Shinsei Bank investment is $49 million. The effect of foreign exchange rates accounted for approximately $29 million of the increase in fee revenue in the first nine months of 2004, compared with the first nine months of 2003, and is primarily reflected in trust and investment fee revenue. Trust and investment fee revenue increased $198 million, or 9%, primarily due to improved equity markets, higher institutional trust and custody revenue and higher performance fees.

Mellon Reports Earnings

Oct. 19, 2004

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the equity income from all joint ventures of $8 million, $6 million and $10 million, in the third quarter of 2004, third quarter of 2003 and second quarter of 2004, respectively, recorded primarily as trust and investment fee revenue. The Corporation’s share of gross joint venture fee revenue and expenses is not included in reported fee revenue and operating expense. The following table presents, for informational purposes, the components of gross joint venture fee revenue and the trend of revenue growth for the Corporation’s 50% owned joint ventures that are part of the Asset Servicing sector. The decrease in gross trust and investment fee revenue in the third quarter of 2004 compared with the second quarter of 2004 was primarily due to a seasonal decrease in securities lending revenue.

Gross joint venture fee revenue (a)	Quarter ended			Nine months ended
(in millions, preliminary)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003

Trust and investment	$79	$84	$68	$239	$210
Foreign exchange	9	9	9	30	22

Total gross joint venture fee revenue	$88	$93	$77	$269	$232

(a)	The 50% owned joint ventures are ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company and Russell/Mellon Analytical Services, which are part of the Asset Servicing sector.

Net Interest Revenue

	Quarter ended				Nine months ended
(dollar amounts in millions)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003		Sept. 30, 2004	Sept. 30, 2003

Net interest revenue (FTE)	$114	$123	$137		$355	$462
Net interest margin (FTE)	2.03%	2.24%	2.51%	(a)	2.14%	2.75%	(a)
Average money market investments	$3,310	$2,703	$3,066		$3,001	$2,984
Average trading account securities	229	268	693		284	755
Average securities	11,780	11,647	10,882		11,481	11,423
Average loans	7,047	7,491	7,425		7,341	7,848

Average interest-earning assets	$22,366	$22,109	$22,066		$22,107	$23,010

(a)	Calculated on a continuing operations basis even though the prior-period balance sheet is not restated for discontinued operations in accordance with generally accepted accounting principles.

Note: FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis decreased $23 million, or 17%, in the third quarter of 2004 compared with the third quarter of 2003 and $9 million, or 7% (unannualized), compared with the second quarter of 2004. The decrease compared with the third quarter of 2003 primarily resulted from lower yields on investment securities combined with moderately higher funding costs and to a lesser extent the continued reduction in loans. The decrease compared with the second quarter of 2004 resulted from moderately higher funding costs, a lower level of loans, and the recognition in the second quarter of 2004 of $3 million of interest previously applied to principal upon repayment of a loan that had been on nonperforming status.

Net interest revenue on a fully taxable equivalent basis decreased $107 million, or 23%, in the first nine months of 2004 compared with the prior-year period, due in part to lower yields on investment securities and the lower level of loans. The decrease also resulted from the mid-July 2003 change in the manner in which the Department

Mellon Reports Earnings

Oct. 19, 2004

of the Treasury is paying for certain cash management and merchant card services. Through mid-July 2003, such revenue was recorded as net interest revenue because it was paid via compensating balance earnings. Subsequently, such revenue was recorded as cash management fee revenue and other revenue. Excluding the revenue earned from the Department of the Treasury, net interest revenue would have been $417 million for the first nine months of 2003.

Operating Expense

	Quarter ended			Nine months ended
(dollar amounts in millions)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003

Staff expense:
Compensation	$323	$319	$349	$ 958	$998
Incentive (a)	91	94	87	290	227
Employee benefits	67	68	58	209	175

Total staff expense	481	481	494	1,457	1,400
Professional, legal and other purchased services	102	110	108	316	308
Net occupancy expense	66	93	68	227	197
Equipment expense	54	53	70	161	174
Business development	25	26	28	76	78
Communications expense	23	27	24	78	80
Amortization of other intangible assets	5	4	5	14	14
Other expense	33	34	35	119	113

Total operating expense	$789	$828	$832	$2,448	$2,364

Employees at period-end	20,000	20,300	21,300	20,000	21,300

(a)	Effective Jan. 1, 2003, the Corporation began recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” Stock option expense totaled approximately $5 million, $4 million, less than $1 million, $13 million and $2 million, respectively.

Third quarter 2004 compared with third quarter 2003

Summary - Operating expense decreased $43 million, or 5%, compared with the third quarter of 2003. The third quarter of 2003 included a $50 million charge primarily related to streamlining the organizational structure of the HR&IS sector. This charge was recorded as severance expense ($29 million), software and fixed asset writedowns ($18 million included in equipment expense in the table above) and other expense ($3 million). Excluding this charge, operating expense increased $7 million, or less than 1%, principally reflecting the effect of foreign exchange rates, which accounted for approximately $7 million of the increase in total operating expense, including approximately $3 million in staff expense, as well as an increase in employee benefits expense due to higher pension expense, partially offset by lower non-staff expenses.

Staff expense - Staff expense in the third quarter of 2004 totaled $481 million, a decrease of $13 million, or 3%, compared with the third quarter of 2003, due to the third quarter 2003 severance charge mentioned above. Excluding this charge, staff expense increased $16 million, or 3%, primarily reflecting an increase in: employee benefits expense due to higher pension expense; higher compensation expense reflecting the impact of July 1, 2004 merit increases and higher expense for temporary services partially offset by the impact of lower headcount and lower severance expense. Employee benefits expense included $3 million of pension expense in the third quarter of 2004 compared with a $7 million pension credit in the third quarter of 2003. The increase in incentive expense resulted from a $5 million increase in stock option expense.

Mellon Reports Earnings

Oct. 19, 2004

Non-staff expenses - Non-staff expenses in the third quarter of 2004 totaled $308 million, a $30 million, or 9%, decrease compared with the third quarter of 2003, primarily reflecting the $21 million of expenses recorded in the third quarter 2003 discussed above. Excluding these expenses, non-staff expenses decreased 3%.

Third quarter 2004 compared with second quarter 2004

Operating expense decreased $39 million in the third quarter of 2004 compared with the second quarter of 2004. The second quarter of 2004 included a $24 million charge related to vacating 10 leased locations in London and moving into the Corporation’s new European Headquarters, recorded primarily as occupancy expense in the table above. Excluding this charge, operating expense decreased $15 million, or 2%, reflecting expense management efforts, as well as lower client reimbursable out-of-pocket expenses, which totaled $22 million in the third quarter of 2004 compared with $25 million in the second quarter of 2004.

Year-to-date 2004 compared with year-to-date 2003

Operating expense totaled $2.448 billion in the first nine months of 2004, an increase of $84 million, or 4%, compared with the prior-year period. Expenses in 2004 included the $24 million charge discussed above as well as a first quarter 2004 charge of $19 million, included in other expense in the table above, associated with the writedown of small non-strategic businesses that the Corporation intends to exit. Expenses in 2003 included the $50 million charge discussed above. Excluding these charges, operating expense increased $91 million, or 4%, primarily due to higher incentive and employee benefits expense. Higher expenses for stock options in the first nine months of 2004 compared with the prior-year period accounted for $11 million of the increase in incentive expense. The effect of foreign exchange rates also accounted for approximately $27 million of the increase in total operating expense, including approximately $13 million in staff expense.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was approximately 28% for the third quarter of 2004, compared with approximately 31% for the third quarter of 2003 and 32.5% for the second quarter of 2004. The rate was lower in the third quarter of 2004 compared to the second quarter of 2004 primarily due to the favorable resolution of certain state tax issues. It is currently anticipated that the effective tax rate for the fourth quarter will be approximately 31%, which corresponds to the effective tax rate for the nine months ended Sept. 30, 2004.

Business Sectors

Refer to the Corporation’s 2003 Financial Annual Report for a discussion of the lines of business that have been aggregated into the six core business sectors and the Other Activity sector. Effective January 2004, the Corporation reclassified the results of the small non-strategic businesses that the Corporation intends to exit to the Other Activity sector. In the first quarter of 2004, the Corporation revised prospectively its capital allocations to the core business sectors to better reflect the economic capital required for these businesses. The increase in allocated capital was approximately $100 million. The Corporation also revised prospectively expense allocations to the core business sectors to better reflect the business drivers of those expenses. The impact on any single sector was not material and in the aggregate was unchanged.

Mellon Reports Earnings

Oct. 19, 2004

Business Sectors – Quarterly data
(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	3Q04	2Q04	3Q03	3Q04	2Q04	3Q03	3Q04	2Q04	3Q03
Asset Management:
Institutional Asset Management	$ 180	$ 185	$ 149	$46	$ 50	$ 28	26%	27%	19%
Mutual Funds	118	121	122	41	44	42	35	36	34
Private Wealth Management	133	135	133	55	56	57	41	41	43

Total Asset Management Group	431	441	404	142	150	127	33	34	32
Corporate & Institutional Services:
Asset Servicing	173	200	178	31	57	40	18	29	22
Human Resources & Investor Solutions	236	245	241	16	15	(44)	7	6	(18)
Treasury Services	163	173	198	57	71	86	35	41	43

Total Corporate & Institutional Services Group	572	618	617	104	143	82	18	23	13

Total Core Business Sectors	$1,003	$1,059	$1,021	$246	$293	$209	25%	28%	20%
Other Activity	52	44	46	20	(18)	26	N/M	N/M	N/M

Consolidated Results	$1,055	$1,103	$1,067	$266	$275	$235	25%	25%	22%

N/M — Not meaningful for this disclosure.

Business Sectors – Year-to-date data
(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue		Income Before Taxes				Pre-tax Operating Margin
	YTD04	YTD03	YTD04		YTD03		YTD04	YTD03
Asset Management:
Institutional Asset Management	$ 576	$ 413	$163		$ 63		28%	15%
Mutual Funds	359	365	128		129		36	35
Private Wealth Management	402	396	168		179		42	45

Total Asset Management Group	1,337	1,174	459		371		34	32
Corporate & Institutional Services:
Asset Servicing	569	518	139		124		24	24
Human Resources & Investor Solutions	727	736	47		(46)		6	(6)
Treasury Services	511	594	199		268		39	45

Total Corporate & Institutional Services Group	1,807	1,848	385		346		21	19

Total Core Business Sectors	$3,144	$3,022	$844	(a)	$717	(a)	27%	24%
Other Activity	215	110	74		44		N/M	N/M

Consolidated Results	$3,359	$3,132	$918		$761		27%	24%

(a)	The core sectors’ pre-tax earnings growth rate for the first nine months of 2004 compared with the first nine months of 2003 was 10%, excluding the $47 million streamlining charge in the HR&IS sector in the third quarter of 2003.

N/M — Not meaningful for this disclosure.

Mellon Reports Earnings

Oct. 19, 2004

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals.

Income before taxes for the Asset Management Group for the third quarter of 2004 compared with the third quarter of 2003 increased 12%, as a 7% increase in revenue more than offset a 4% increase in expenses. The increase in revenue primarily resulted from higher trust and investment revenue in the Institutional Asset Management sector, primarily due to the impact of improved equity markets, net new business, a $3 million increase in performance fees and the effect of foreign exchange rates. The lower revenue in the Mutual Funds sector resulted from lower average levels of institutional money market funds due to net outflows. Equity market levels, as represented by the S&P 500 Index, increased 12% on a period-end basis and 10% on an average basis compared with the quarter ended Sept. 30, 2003. The increase in expenses primarily resulted from higher incentive and employee benefits expense and the effect of foreign exchange rates.

Results for the Asset Management Group for the third quarter of 2004 compared with the second quarter of 2004 reflect a 5% decrease (unannualized) in income before taxes, as revenue decreased 2% (unannualized) while expenses decreased 1% (unannualized). The decrease in revenue was due primarily to a $6 million seasonal decrease in performance fees in the Institutional Asset Management sector, and the impact of lower average levels of institutional money market funds and weaker equity markets in the Mutual Funds sector. Equity market levels, as represented by the S&P 500 Index, decreased 2% (unannualized) on both a period-end basis and an average basis compared with the quarter ended June 30, 2004. The Group’s expense decrease reflects effective expense management in all sectors.

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services, as well as services for investment managers; human resources consulting, outsourcing and investor services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities.

Results for the Corporate & Institutional Services Group for the third quarter of 2004 compared with the third quarter of 2003 reflect a 27% increase in income before taxes resulting from the $47 million charge recorded in the third quarter of 2003 related to streamlining the organizational structure of the HR&IS sector (an additional $3 million was recorded in the Other Activity sector). Excluding the impact of the charge, income before taxes decreased 19% as the impact of lower revenue in each sector offset the positive effect of expense management efforts. Lower revenue in the Asset Servicing sector was primarily due to lower foreign exchange and net interest revenue, partially offset by higher institutional trust and custody revenue from new business and improved market conditions. Revenue decreased 18% in the Treasury Services sector primarily due to lower net interest revenue from a lower level of average loans, as well as from lower cash management revenue. HR&IS revenue decreased 2%, primarily from lower consulting revenue. Operating expenses for the Group as a whole were down 4% compared with the third quarter of 2003, excluding the streamlining charge in the HR&IS sector in the prior year period, reflecting effective expense management efforts.

Mellon Reports Earnings

Oct. 19, 2004

Results for the Corporate & Institutional Services Group compared with the second quarter of 2004 reflect a 7% decrease (unannualized) in revenue, and a 2% decrease in expenses, resulting in a 27% decrease in income before taxes. Lower revenue in the Asset Servicing sector primarily resulted from lower foreign exchange revenue and lower seasonal securities lending revenue. Lower revenue in the HR&IS sector was primarily due to lower investor services revenue due in part to seasonal factors, as well as lower out-of-pocket expense reimbursements. Lower revenue in the Treasury Services sector was due to lower net interest revenue from a lower average level of loans. The Group’s expense decrease compared with the second quarter of 2004 was primarily due to lower out-of-pocket and other general expenses in the HR&IS sector.

Other Activity

Other Activity includes business exits and other activity not fully allocated for management reporting purposes to the core business sectors as more fully described in the Corporation’s 2003 Financial Annual Report.

Included in Other Activity in the third quarter of 2004 are net gains from venture capital activities of $22 million. In the second quarter of 2004, Other Activity included the $24 million London space consolidation charge, as well as the $8 million gain from the sale of securities and net gains of $8 million from venture capital activities. Included in Other Activity in the third quarter of 2003 are $18 million of gains from the sale of mortgage-backed securities and net gains from venture capital activities of $2 million, as well as $3 million of organizational streamlining charges discussed previously and write-downs on lease residuals.

Nonperforming Assets

(dollar amounts in millions)	Sept. 30, 2004		June 30, 2004	Dec. 31, 2003	Sept. 30, 2003

Nonperforming loans:
Commercial and financial	$17		$11	$49	$60
Personal	3		3	2	2

Total nonperforming loans	20		14	51	62
Total acquired property	1		1	1	1

Total nonperforming assets	$21		$15	$52	$63

Nonperforming loans as a percentage of total loans	.30%		.20%	.69%	.86%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	.82%	(a)	.56%	2.09%	2.48%

(a)	Preliminary.

Nonperforming assets increased $6 million from June 30, 2004, due to the addition of a $7 million loan to a privately held manufacturer and distributor of eyewear. The $20 million balance of total nonperforming loans at Sept. 30, 2004 was comprised of the loan to the eyewear company, $6 million to a cable television operator and $7 million of various smaller loans.

Mellon Reports Earnings

Oct. 19, 2004

Provision and Reserve for Credit Exposure

	Quarter ended			Nine months ended
(dollar amounts in millions)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003

Reserve for loan losses:
Balance at beginning of period	$ 96	$ 94	$113	$103	$127
Net credit recoveries (losses) (a)	—	—	2	—	(2)
Securitizations	—	(2)	—	(2)	—
Provision for loan losses	2	4	(5)	(3)	(15)

Balance at end of period	$ 98	$ 96	$110	$ 98	$110
Reserve for unfunded commitments:
Balance at beginning of period	$ 73	$ 77	$ 66	$ 75	$ 52
Loss on sale of commitments	—	—	—	—	(3)
Provision for unfunded commitments	(2)	(4)	5	(4)	22

Balance at end of period	$ 71	$ 73	$ 71	$ 71	$ 71

Total reserve for credit exposure	$169	$169	$181	$169	$181

Reserve for loan losses as a percentage of total loans (at period-end)	1.40%	1.39%	1.52%
Annualized net credit losses (recoveries) to average loans	—%	—%	(.12)%	—%	.03%

(a)	Includes credit losses resulting from loan sales. Substantially all of the net credit losses/recoveries relate to commercial and financial loans.

There was no net provision for credit losses in the third quarter of 2004, third quarter of 2003 and the second quarter of 2004.

Mellon Reports Earnings

Oct. 19, 2004

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	Sept. 30, 2004	June 30, 2004	Dec. 31, 2003	Sept. 30, 2003

Total shareholders’ equity	$ 3,959	$ 3,749	$ 3,702	$ 3,660
Total shareholders’ equity to assets ratio	11.28%	10.68%	10.89%	11.11%
Tangible shareholders’ equity	$ 2,088	$ 1,949	$ 1,913	$ 1,929
Tangible shareholders’ equity to assets ratio (a)	6.28%	5.86%	5.94%	6.18%
Tier I capital ratio	10.0%(b)	9.33%	8.55%	8.89%
Total (Tier I plus Tier II) capital ratio	15.6%(b)	14.61%	13.46%	14.01%
Leverage capital ratio	8.1% (b)	8.19%	7.92%	7.67%
Book value per common share	$ 9.35	$ 8.84	$ 8.67	$ 8.51
Tangible book value per common share	$ 4.93	$ 4.60	$ 4.48	$ 4.48
Closing common stock price per share	$ 27.69	$ 29.33	$ 32.11	$ 30.14
Market capitalization	$11,728	$12,436	$13,712	$12,967
Common shares outstanding	423,549	424,003	427,032	430,232

(a)	Shareholders’ equity plus minority interest and less goodwill and intangible assets divided by total assets less goodwill and intangible assets. Minority interest totaled $10 million, $10 million, $13 million and $11 million, respectively. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit. Tax benefits related to tax deductible goodwill and intangible assets totaled $545 million, $494 million, $492 million and $459 million, respectively.

(b)	Preliminary.

The Corporation’s shareholders’ and tangible shareholders’ equity to assets ratios increased at Sept. 30, 2004 compared with June 30, 2004, reflecting a lower accumulated unrealized loss, primarily in the securities available for sale portfolio, and earnings retention. The accumulated unrealized loss, net of tax, in the securities available for sale portfolio totaled $5 million at Sept. 30, 2004 compared with an unrealized loss, net of tax, of $108 million at June 30, 2004, which increased the tangible shareholders’ equity to assets ratio by approximately 25 basis points.

The higher risk-based capital ratios, which exclude the accumulated unrealized gains/(losses) on securities available for sale, improved due to a lower level of risk-adjusted assets, and earnings retention partially offset by a higher level of goodwill and intangibles from acquisitions. The Sept. 30, 2004 acquisition of the 70% of Pareto Partners that the Corporation did not previously own and the August 2004 acquisition of Evaluation Associates Capital Markets were the primary reasons for the increase in goodwill and intangibles. The lower level of risk-adjusted assets resulted in part from a reduction in the guarantee provided to the ABN AMRO Mellon custody joint venture for securities lending activity. At Sept. 30, 2004, that guarantee decreased Tier I and Total capital ratios by approximately 80 basis points and 125 basis points, respectively, compared with approximately 110 basis points and 170 basis points, respectively, at June 30, 2004.

During the third quarter of 2004, 1.3 million shares of common stock were repurchased at a purchase price of $37 million for an average share price of $28.34, which more than offset reissuances of .9 million common shares, primarily for employee benefit plan purposes. Share repurchases in the first nine months of 2004 totaled 7.4 million common shares at a purchase price of $230 million for an average share price of $31.24, which more than offset reissuances of 4.1 million common shares, primarily for employee benefit plan purposes. At Sept. 30, 2004, an additional 10.5 million common shares were available for repurchase under a repurchase program authorized by the Board of Directors in October 2002.

Mellon Reports Earnings

Oct. 19, 2004

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Nine months ended
(in millions, except per share amounts)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003

Noninterest revenue
Trust and investment fee revenue	$740	$775	$707	$2,304	$2,106
Cash management revenue	77	79	83	234	226
Foreign exchange trading revenue	37	50	42	144	108
Financing-related revenue	32	30	30	97	100
Equity investment revenue	23	9	3	130	(12)
Other revenue	21	19	38	54	62

Total fee and other revenue	930	962	903	2,963	2,590
Gains on sales of securities	—	8	18	8	50

Total noninterest revenue	930	970	921	2,971	2,640
Net interest revenue
Interest revenue	202	199	214	595	717
Interest expense	92	80	82	252	268

Net interest revenue	110	119	132	343	449
Provision for credit losses	—	—	—	(7)	7

Net interest revenue after provision for credit losses	110	119	132	350	442
Operating expense
Staff expense	481	481	494	1,457	1,400
Professional, legal and other purchased services	102	110	108	316	308
Net occupancy expense	66	93	68	227	197
Equipment expense	54	53	70	161	174
Business development	25	26	28	76	78
Communications expense	23	27	24	78	80
Amortization of intangible assets	5	4	5	14	14
Other expense	33	34	35	119	113

Total operating expense	789	828	832	2,448	2,364

Income
Income from continuing operations before income taxes and cumulative effect of accounting change	251	261	221	873	718
Provision for income taxes	70	85	68	272	226

Income from continuing operations before cumulative effect of accounting change	181	176	153	601	492
Cumulative effect of accounting change, net of tax	—	—	—	—	(7)

Income from continuing operations	181	176	153	601	485
Discontinued operations:
Income from operations after-tax	—	—	—	—	1
Net gain on disposals after-tax	2	—	28	3	31

Income from discontinued operations (net of applicable tax expense (credit) of $-, $-, $(16), $1 and $(14))	2	—	28	3	32

Net income	$183	$176	$181	$604	$517

Earnings per share
Basic:
Income from continuing operations before cumulative effect of accounting change	$.43	$.42	$.37	$1.43	$1.16
Cumulative effect of accounting change	—	—	—	—	(.02)

Continuing operations	$.43	$.42	$.37	$1.43	$1.14
Net income	$.44	$.42	$.43	$1.44	$1.21
Diluted:
Income from continuing operations before cumulative effect of accounting change	$.43	$.42	$.36	$1.42	$1.14
Cumulative effect of accounting change	—	—	—	—	(.01)

Continuing operations	$.43	$.42	$.36	$1.42	$1.13
Net income	$.43	$.42	$.42	$1.42	$1.20

Mellon Reports Earnings

Oct. 19, 2004

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	Sept. 30, 2004	Dec. 31, 2003	Sept. 30, 2003

Assets
Cash and due from banks	$3,278	$2,602	$2,619
Money market investments	3,312	3,694	3,343
Trading account securities	201	266	569
Securities available for sale	12,445	10,690	10,225
Investment securities (approximate fair value of $233, $308, and $374)	226	297	361
Loans	7,025	7,467	7,223
Reserve for loan losses	(98)	(103)	(110)

Net loans	6,927	7,364	7,113
Premises and equipment	686	668	675
Goodwill	2,278	2,194	2,097
Other intangibles	148	100	104
Assets of discontinued operations	—	187	—
Other assets	5,595	5,921	5,847

Total assets	$35,096	$33,983	$32,953

Liabilities
Deposits	$22,031	$20,843	$18,843
Short-term borrowings	1,152	1,084	2,501
Other liabilities	2,628	2,936	2,637
Notes and debentures (with original maturities over one year)	4,266	4,209	4,269
Junior subordinated debentures	1,060	1,057	—
Trust-preferred securities	—	—	1,043
Liabilities of discontinued operations	—	152	—

Total liabilities	31,137	30,281	29,293

Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,924	1,901	1,895
Retained earnings	6,280	5,934	5,822
Accumulated unrealized gain, net of tax	23	26	10
Treasury stock of 165,113,399; 161,629,563 and 158,429,780 shares at cost	(4,562)	(4,453)	(4,361)

Total shareholders’ equity	3,959	3,702	3,660

Total liabilities and shareholders’ equity	$35,096	$33,983	$32,953

Mellon Reports Earnings

Oct. 19, 2004

Supplemental Information - Reconciliation of Reported Results to Certain Non-GAAP Financial Measures

Reported results are presented in accordance with Generally Accepted Accounting Principles (GAAP). The Corporation believes that this supplemental adjusted non-GAAP information is useful in analyzing the financial results and trends of ongoing operations, facilitates the comparisons with other financial institutions and is the basis on which the Corporation’s management internally evaluates performance.

	Third Quarter 2004	Third Quarter 2003				Adjusted Growth Rates
(dollar amounts in millions)	Reported Results (a)	Reported Results	Adjustments		Adjusted Results

Noninterest revenue:
Fee and other revenue	$930	$903	$—		$903	3%
Gain on sales of securities	—	18	—		18	N/M

Total noninterest revenue	930	921	—		921	1
Net interest revenue	110	132	—		132	(17)
Provision for credit losses	—	—	—		—	—

Net interest revenue after provision for credit losses	110	132	—		132	(17)

Operating expense:
Staff expense	481	494	(29)		465	3
Equipment expense	54	70	(18)		52	4
Other expense	254	268	(3)		265	(4)

Total operating expense	789	832	(50	)(b)	782	1

Income from continuing operations before income taxes	251	221	50		271	(7)
Provision for income taxes	70	68	19		87	(20)

Income from continuing operations	$181	$153	$31		$184	(2)

Return on equity	18.9%	17.3%	N/M		20.9%
Pre-tax operating margin (FTE)	25%	22%	N/M		27%

(a)	There are no adjustments to Reported Results in the third quarter of 2004.

(b)	Reflects the $50 million charge recorded in the third quarter of 2003 primarily related to streamlining the organizational structure of the HR&IS sector.

N/M — Not meaningful.

Mellon Reports Earnings

Oct. 19, 2004

Supplemental Information - Reconciliation of Reported Results to Certain Non-GAAP Financial Measures (continued)

	Nine months ended
	Sept. 30, 2004				Sept. 30, 2003
(dollar amounts in millions)	Reported Results	Adjustments		Adjusted Results	Reported Results	Adjustments		Adjusted Results	Adjusted Growth Rates

Noninterest revenue:
Fee and other revenue	$2,963	$(93)	(a)	$2,870	$2,590	$ —		$2,590	11%
Gain on sales of securities	8	—		8	50	—		50	N/M

Total noninterest revenue	2,971	(93)		2,878	2,640	—		2,640	9
Net interest revenue	343	—		343	449	—		449	(24)
Provision for credit losses	(7)	—		(7)	7	—		7	N/M

Net interest revenue after
provision for credit losses	350	—		350	442	—		442	(21)

Operating expense:
Staff expense	1,457	—		1,457	1,400	(29)		1,371	6
Net occupancy expense	227	(23)	(b)	204	197	—		197	4
Equipment expense	161	—		161	174	(18)		156	3
Other expense	603	(20)	(a)(b)	583	593	(3)		590	(1)

Total operating expense	2,448	(43)		2,405	2,364	(50)	(c)	2,314	4

Income from continuing operations before income taxes and cumulative effect of accounting change	873	(50)		823	718	50		768	7
Provision for income taxes	272	(17)		255	226	19		245	4

Income from continuing operations before cumulative effect of accounting change	$ 601	$(33)		$ 568	$ 492	$31		$ 523	9

Return on equity (d)	21.2%	N/M		20.1%	18.8%	N/M		20.0%
Pre-tax operating margin (FTE)	27%	N/M		27%	24%	N/M		26%

(a)	Includes the $93 million gain from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank and the $19 million charge associated with a writedown of small non-strategic businesses that the Corporation intends to exit recorded in the first quarter of 2004.

(b)	Reflects the $24 million charge recorded in the second quarter of 2004 related to vacating 10 leased locations in London and moving into the Corporation’s new European Headquarters.

(c)	Reflects the $50 million charge recorded in the third quarter of 2003 primarily related to streamlining the organizational structure of the HR&IS sector.

(d)	Continuing operations results for the first nine months of 2003 exclude the cumulative effect of a change in accounting principle recorded in the first quarter of 2003.

N/M — Not meaningful.